Valeritas Reports First Quarter 2017 Financial Results

Conference Call and Webcast Today, May 12, at 8:30 a.m. EDT

BRIDGEWATER, New Jersey, May 12, 2017 --- Valeritas Holdings, Inc. (Nasdaq: VLRX) today announced financial results for the first quarter ended March 31, 2017.
First Quarter 2017 and Recent Highlights:

•	Revenues of $4.6 million and gross profit of $1.7 million.

•	Gross profit as a percentage of revenues increased to 37.6% during the first quarter of 2017 from 34.2% during the same period in 2016.

•	Raised $48.8 million of net proceeds in a public offering completed in March 2017 and up-listed to the Nasdaq Capital Market.

•	Converted $27.5 million in debt to preferred stock and extended the time periods to begin cash interest payments and maturity by one year.

•	Published additional data on the clinical value of V-Go® Wearable Insulin Delivery device and announced presentations at upcoming medical conferences.

“With our integrated multi-channel commercial plan aligned with our high touch and capital efficient sales strategy now in place, we are poised to generate sustainable long-term growth,” said John Timberlake, President and Chief Executive Officer of Valeritas. In territories where we have had sales rep continuity, we have seen positive results and our newer sales reps are quickly getting up to speed. We have also increased our financial flexibility by raising
$48.8 million of net proceeds in our public offering completed in March 2017 and, in collaboration with our creditors, reduced our debt-to-equity ratio by converting $27.5 million of our debt into shares of our Series A Preferred Stock, and extended the time period to our first cash interest payment until June 2019 and maturity to March 2022. We continue to expect double digit revenue growth in 2017 with most of this growth occurring in the second half of the year.
First Quarter Year 2017 Financial Results
Total revenue for the fiscal first quarter of 2017 was $4.6 million, a 7.9% decrease from the same period in 2016. The decrease was primarily due to deploying 15% fewer sales representatives than in the first quarter of 2016, our continued transition to focus on fewer prioritized high-volume prescribers and a decline in volume from physicians we no longer target. We continue to see sequential growth in our stable territories (territories in which we had the same representative in the same territory since January 2016) and we increased our sales force and began the second quarter with 48 sales representatives.
Gross profit in the first quarter of 2017 was $1.73 million, +1.2%, or 37.6% gross margin, an increase from $1.71 million, or 34.2% gross margin, compared to the first quarter of 2016. The increase in our gross margin was due to improved efficiencies in the manufacturing process, implementation of cost effective processes in our product development and the impact of our realized net price increase. We expect these efficiencies to significantly improve our future margin profile and allow us to achieve our 50% gross margin objective on quarterly sales of approximately $13 million rather than $15 million as previously projected.

Operating expenses in the first quarter of 2017 were $12.0 million, a 5.3% increase from $11.4 million in the first quarter of 2016. Increased operating expenses were driven primarily by the impact of non-cash stock compensation charges as well as our increased investment in the company’s commercial initiatives, offset by restructuring expense in 2016.
Operating loss for the first quarter of 2017 was $10.3 million, an increase of 6.0% compared to a $9.7 million operating loss in the first quarter of 2016.

Net loss for the first quarter of 2017 was $11.8 million, a decrease of 30.1%, compared with net loss of $16.9 million in the first quarter of 2016.

Total cash and cash equivalents were $51.2 million as of March 31, 2016, compared to $9.9 million at December 31, 2016. In the first quarter of 2017, the Company completed an underwritten public offering of common stock, raising net proceeds of $48.8 million.
Conference Call Information
Valeritas will hold a conference call today, Friday, May 12, 2017 at 8:30 a.m. EDT / 5:30 a.m. PDT to discuss the results. The dial-in numbers are (877) 201-0168 for domestic callers and (647) 788-4901 for international callers. The conference ID number is 6235006. A live webcast of the conference call will be available on the investor relations page of the Valeritas corporate website at www.valeritas.com.

If you are unable to participate during the live webcast, a replay will remain available until Valeritas reports its second quarter 2017 financial results on the investor relations page of the Valeritas corporate website at www.valeritas.com. In addition, a telephonic replay of the call will be available through May 13, 2017. The replay dial-in numbers are (800) 585-8367 for domestic callers and (416) 621-4642 for international callers. Please use the replay pin number 6235006.

About Valeritas Holdings, Inc.

Valeritas is a commercial-stage medical technology company focused on improving health and simplifying life for people with diabetes by developing and commercializing innovative technologies. Valeritas’ flagship product, V-Go® Wearable Insulin Delivery device, is a simple, wearable, basal-bolus insulin delivery device for patients with type 2 diabetes that enables patients to administer a continuous preset basal rate of insulin over 24 hours. It also provides discreet on-demand bolus dosing at mealtimes. It is the only basal-bolus insulin delivery device on the market today specifically designed keeping in mind the needs of type 2 diabetes patients. Headquartered in Bridgewater, New Jersey, Valeritas operates its R&D functions in Shrewsbury, Massachusetts. For more information, please visit www.valeritas.com.

Forward Looking Statements

This press release may contain forward-looking statements. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, references to Valeritas technologies, business and product development plans and market information. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, our gross margin projections, our cash-flow break-even projections, our revenue growth projections, our ability to implement our efficient sales strategy, the ability to raise the additional funding needed to continue to pursue Valeritas’ business and product development plans, the inherent uncertainties associated with developing new products or technologies, the ability to commercialize the V-Go® Wearable Insulin Delivery device with limited resources, competition in the industry in which Valeritas operates and overall market conditions. Any forward-looking statements are made as of the date of this press release, and Valeritas assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law. Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents Valeritas files with the SEC available at www.sec.gov.

Investor Contacts:
Nick Laudico / Robert Flamm, Ph.D.
The Ruth Group
(646)536-7030 / 7017
IR@valeritas.com

Or

The Del Mar Consulting Group, Inc.
Robert B. Prag, President
858-794-9500
bprag@delmarconsulting.com

Media Contact:
Kirsten Thomas
The Ruth Group
(508)280-6592
PR@valeritas.com

Valeritas Holdings, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(Dollars in thousands, except share and per share amounts)

	Quarter Ended March 31,
	2017	2016
Revenue, net	$4,611	$5,009
Cost of goods sold	2,878	3,297
Gross margin	1,733	1,712
Operating expense:
Research and development	1,588	1,261
Selling, general and administrative	10,447	8,409
Restructuring	—	1,762
Total operating expense	12,035	11,432
Operating loss	(10,302)	(9,720)
Other income (expense), net:
Other expense	(184)	—
Other income	66	—
Interest expense	(1,584)	(6,585)
Change in fair value of derivatives	198	(593)
Total other income (expense), net	(1,504)	(7,178)
Loss before income taxes	(11,806)	(16,898)
Income tax expense	—	—
Preferred Stock Dividends	$(48)	$—
Net loss attributable to common stockholders	$(11,854)	$(16,898)
Net loss per share of common shares outstanding - basic and diluted	$(6.92)	$(47.37)
Weighted average common shares outstanding - basic and diluted	1,706,036	356,758

Valeritas Holdings, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(Dollars in thousands, except share and per share amounts)

	March 31, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$51,184	$9,866
Accounts receivable, net	3,619	3,462
Other receivables	449	173
Inventories, net	8,275	9,384
Deferred cost of goods sold	742	690
Prepaid expense and other current assets	284	569
Total current assets	64,553	24,144
Property and equipment, net	9,789	10,219
Other assets	153	153
Total assets	$74,495	$34,516
Liabilities and stockholders' deficit
Current liabilities:
Accounts payable	5,128	4,591
Accrued expense and other current liabilities	5,071	5,532
Deferred revenue	1,784	1,623
Total current liabilities	11,983	11,746
Long-term debt, related parties	33,130	58,978
Deferred rent liability	51	70
Derivative liabilities	24	222
Total liabilities	45,188	71,016
Commitments and Contingencies
Stockholders' deficit
Common stock, $0.001 par value, 300,000,000 shares authorized; 6,842,978 and 1,590,948 shares issued and outstanding at March 31, 2017 and December 31, 2016, respectively	7	2
Preferred stock, $0.001 par value, 50,000,000 shares authorized; 2,750,000 and 0 shares issued and outstanding at March 31, 2017 and December 31, 2016, respectively	3	—
Additional paid-in capital	465,723	387,737
Accumulated deficit	(436,426)	(424,239)
Total stockholders' deficit	29,307	(36,500)
Total liabilities and stockholders' deficit	$74,495	$34,516